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                                                                    EXHIBIT 99.4

                                    Abstract

Analyses of single amino acid substitution mutants of adenovirus type 5 E1B-55K protein

Y. Shen, G. Kitzes, J. Nye, A. Fattaey and T. Hermiston

The E1B-55K protein plays an important role during the human adenovirus type 5 (Ad5) productive infection. E1B-55K binds specifically to the p53 tumor suppressor protein, blocking p53-mediated transcription activation. In addition, E1B-55K collaborates with another adenovirus protein, E4orf6, to target p53 for active degradation in the cytoplasm. During the late phase of the viral infection, a protein complex that includes E1B-55K and E4orf6 modulates mRNA trafficking, facilitating efficient nuclear export of late viral mRNAs while inhibiting the nucleocytoplasmic transport of cellular mRNAs. In CI-1042 (ONYX-015), the E1B-55K gene is deleted, attenuating the viral infection in normal cells and restricting the productive infection to tumor cells lacking p53 function. Restoring the late functions of the E1B-55K protein to the exclusion of p53 interaction may enhance the replication efficiency and the anti-cancer efficacy. In an effort to separate the p53 binding/inactivation function and the late functions of the E1B-55K protein, we have generated 26 single amino acid mutations in the E1B-55K protein. These mutants were characterized for their ability to modulate p53 level, interact with the E4orf6 protein, mediate viral late gene expression, and support virus replication in human cancer cells.

                                     Summary

The E1B-55K protein plays an important role both during the early phase and the late phase of the human adenovirus type 5 (Ad5) productive infection. In CI-1042 (ONYX-015), the E1B-55K gene is deleted, attenuating the viral infection in normal cells and restricting the productive infection to tumor cells lacking p53 function. In this study, we have generated twenty-six single amino acid mutations in the E1B-55K protein and characterized their ability to modulate p53 level, interact with the E4orf6 protein, mediate viral late gene expression, and support virus replication in human cancer cells. Two mutants appeared to have lost their ability to inactivate p53 but have retained, at least partially, the late functions of the wild-type protein. The ability to separate the p53-inactivation activity and the late functions of E1B-55K raises the possibility to generate adenovirus variants that retain the tumor selectivity of CI-1042 (ONYX-015), but can replicate more efficiently than CI-1042 (ONYX-015) in a wide spectrum of cell types. We believe this study may provide insights for new therapeutic viruses with increased efficacy for the treatment of human cancers.

                                   Conclusion

In this study, we have constructed a series of single amino acid substitution mutations in the p53-binding domain and the transcriptional repression domain of the E1B-55K protein. These mutations were recombined into an infectious virus



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(dl309) background and characterized for their abilities to modulate p53 level, interact with the E4orf6 protein, mediate viral late functions, and support virus replication in human cancer cells. Two E1B-55K mutants, R240A and H260A, appeared to have lost the ability to inactivate p53 but have retained, at least partially, the late functions of the wild-type protein. R240A fully restored the wild-type replication capacity of CI-1042 (ONYX-015) in human cancer cells, while H260A did so only partially. The ability to separate the p53-inactivation activity and the late functions of E1B-55K raises the possibility to generate adenovirus variants that retain the tumor selectivity of CI-1042 (ONYX-015), but can replicate more efficiently than CI-1042 (ONYX-015) in a wide spectrum of cell types.




FORWARD-LOOKING STATEMENT

This abstract contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from Onyx's expectations.